Exhibit 10.13
NORTEK, INC., NORTEK HOLDINGS, INC. and RICHARD L. BREADY
EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this "Agreement") is made on January 9, 2003 between NORTEK, INC., a Delaware corporation ("Nortek"), NORTEK HOLDINGS, INC., a Delaware corporation ("Nortek Holdings") (Nortek and Nortek Holdings, collectively referred to hereinafter as "Employer"), and Richard L. Bready, a resident of Rhode Island (hereinafter called "Employee").

          WHEREAS, Employee is employed by Nortek as Chairman and Chief Executive Officer and Employee possesses intimate knowledge of the business and affairs of Employer and has acquired certain confidential information and data with respect to Employer;

WHEREAS, Employee and Nortek have an existing employment agreement between them dated as of February 26, 1997 (the "Prior Agreement");

          WHEREAS, pursuant to the Agreement and Plan of Recapitalization, dated as of June 20, 2002 by and among Nortek, Nortek Holdings and K Holdings, Inc. ("K Holdings") (the "Recapitalization Agreement"), after the consummation of the "Transactions" (as defined in the Recapitalization Agreement) Nortek will become a subsidiary of K Holdings or its designees;

WHEREAS, Employee is a party to the Stockholders Agreement to be entered into by Nortek Holdings and certain of its stockholders (the "Stockholders Agreement")

          WHEREAS, Employee and Employer desire to enter into this Agreement, which shall supersede the Prior Agreement and govern the terms of Employee's continued employment with Employer on and following the "Effective Time" (as defined in the Recapitalization Agreement);

          WHEREAS, Employer desires to assure that it will have the benefit of the continued service and experience of Employee who is the chairman, president and chief executive officer of the Employer and an integral part of its management for a period of time and Employee is willing to enter into an agreement to such ends upon the terms and conditions set forth in this Agreement. In consideration of the foregoing and the mutual agreements herein contained, the parties mutually agree as follows:

1. Employment Period and Duties

          (a) During the Employment Period, Employer shall employ Employee, and Employee shall serve as an employee of Employer, provided, however, that if the Recapitalization Agreement is terminated according to its terms, then at the time of such termination, this Agreement shall terminate and be of no force or effect. For purposes of this Agreement, "Employment Period" shall mean the period of time commencing from the Effective Time and ending, unless sooner terminated pursuant to the provisions hereof, five years from said date; provided that on the fifth anniversary of the Effective Time and each anniversary thereafter, the Employment Period shall automatically extend for one additional year unless written notice of intent not to extend is delivered by Employer to Employee at least 90 days prior to the scheduled end of the Employment Period.

          (b) During the Employment Period, Employee shall serve as chairman and chief executive officer of Nortek and Nortek Holdings, or in such other executive capacity at a similar level of responsibility and with such other duties as the board of directors of Nortek Holdings (the "Board") and Employee may from time to time mutually determine, and Employee accepts employment on the terms and conditions contained herein and agrees to devote a substantial part of his working time and energies to the business of Employer and to faithfully and diligently perform the customary duties of his office and such other duties, reasonable vacations (of not less than four weeks per year) and time devoted to charitable and community service, and absences due to illness and holidays excepted. Such other duties may include the performance of services for any of Employer's subsidiaries and, without further remuneration (except as otherwise agreed), may also include service as an officer or director of one or more of Employer's subsidiaries. Nothing herein shall prohibit Employee from managing or supervising his personal investments or from devoting attention to his other business interests that do not materially interfere with his obligations to Employer hereunder or compete with Employer or its subsidiaries.

          (c) During the Employment Period, Employer shall maintain an appropriately appointed executive office for Employee in Providence, Rhode Island (or at such other location as Employee and Employer shall mutually agree) of not less than the size of Employee's current office and associated administrative space from which Employee shall perform his duties and shall provide Employee with executive secretarial and other administrative staff and services suitable to his offices and duties, staffed by persons approved by Employee and with such staff members' salaries and benefits as Employee shall approve.

(d) During the Employment Period, Employer shall not, without obtaining Employee's consent, terminate the employment of any employee listed in Exhibit A hereto.

2. Compensation

          (a) Basic Salary. Employee shall receive a basic annual salary of (i) not less than $1,068,767 during the Employment Period prior to January 1, 2003 (such period, the "Initial Period") and (ii) not less than $2,500,000 during the remainder of the Employment Period (such period, the "Second Period") (hereinafter called the "Basic Salary"), payable in equal monthly installments on the 15th day of each month.

(b) Incentive Compensation.

          (i) Subject to Section 17 hereof, with respect to any performance period ending within the Initial Period (the "Performance Period"), Employee shall be eligible to receive payment with respect to the performance award granted to him on March 5, 2002 pursuant to the Nortek, Inc. 2001 Equity and Cash Incentive Plan (the "Performance Award"), subject to the same terms and conditions as were in effect with respect to the Performance Award immediately prior to the Effective Time; provided, however, that in making any calculation of EBITDA called for therein, such amount shall be calculated by adding back all of the Add Back Expenses (as defined below). In the event that Employee's employment with Employer is terminated for any reason during the Performance Period, Employee shall be eligible to receive payment pursuant to the Performance Award at the time such award would otherwise be payable, determined as if the Employee were still employed by Employer at such time.

          (ii) In addition to Basic Salary, with respect to each calendar year during the Second Period, Employee shall be entitled to receive an annual incentive compensation payment ("Incentive Compensation") pursuant to Section 2(b)(iii) below, subject to the achievement of annual Proforma EBITDA for the applicable year in excess of the target annual Proforma EBITDA (the "EBITDA Target") for such year.

          (iii) "Proforma EBITDA" shall mean, with respect to the applicable calendar year, Consolidated Cash Flow for such year (as defined in the Indenture, dated March 17, 1997, by and between Nortek, Inc. and State Street Bank and Trust Company (the "Indenture"), with respect to the 9 1/4% Senior Notes due March 15, 2007 (without regard to clause (vi) thereof) plus the sum of (A) any management fee paid by Employer or any of its subsidiaries to Kelso & Company, L.P. or any of its affiliates during such year, (B) any fees and expenses paid by the Employer in connection with the consummation of the Transactions during such year, (C) any expense to the Employer during such year, as determined under GAAP (as defined in the Indenture) that is incurred as a result of the Transactions and arises from the obligations contained in either Section 10 of this Agreement or the Nortek, Inc. Supplemental Executive Retirement Plan (the "SERP") (including as a result of Section 2(e) hereof), (D) any other extraordinary and non-recurring charges paid during such year, (E) any Incentive Compensation otherwise expensed in determining Consolidated Cash Flow and (F) any amortization or other non-cash expense or income arising from the revaluation of any property, liability or other asset from the application of purchase accounting in connection with the Transactions; in each case, without duplication and solely to the extent such expense reduces Consolidated Net Income (as defined in the Indenture) (Clauses (A) through (F) referred to herein as the "Add Back Expenses"). Exhibit B attached hereto lists the EBITDA Targets for each calendar year in the Second Period. Employee shall be entitled to Incentive Compensation with respect to a calendar year equal to 33% of the excess of Proforma EBITDA over the EBITDA Target for such year subject to an annual maximum for any year of $5,000,000.

          (iv) Prior to payment of Incentive Compensation in respect of any year, the compensation committee of the Board must certify in writing the extent to which the EBITDA Target for such year has been met or exceeded. Incentive Compensation payable with respect to any year shall be paid no later than 30 days immediately following the completion of Employer's audited financial statements for the applicable year and shall be made in cash. In respect of a calendar year in which the Employment Period is terminated other than pursuant to Sections 3(c) or (d) hereof, Employee shall be entitled to a prorated amount of the Incentive Compensation due based upon the number of full and partial months during which Employee was employed in such calendar year.

          (c) SERP Payment. In satisfaction of all liabilities and obligations under the SERP, (i) Employee shall be entitled to a lump sum cash payment of $63,392,573.68, less applicable withholding, payable on the Effective Time and (ii) Employer shall transfer the policy numbered 62 814 393 issued by New York Life Insurance Company on the life of Employee (the "Life Insurance Policy") to Employee at the Effective Time.

(d) Stock Options.

          (i) Employer shall grant to Employee, effective as of the Effective Time, (i) a number of Class A Options (as defined in the Nortek Holdings, Inc. 2002 Stock Option Plan (the "Option Plan")) equal to one-third (1/3) of the maximum number of Class A Options available for grant pursuant to the Option Plan at the Effective Time, subject to the terms and conditions of the Option Plan and the applicable stock option agreement and (ii) a number of Class B Options (as defined in the Option Plan) equal to one-third (1/3) of the maximum number of Class B Options available for grant pursuant to the Option Plan at the Effective Time, subject to the terms and conditions of the Option Plan and the applicable stock option agreement.

          (ii) Notwithstanding the terms of the Recapitalization Agreement, each option held by Employee to acquire shares of common stock and/or special common stock of Employer (each, a "Nortek Option") shall be treated in accordance with the terms of (x) the Merger Agreement by and among Nortek, Nortek Holdings and Nortek Holdings Merger Sub, dated June 20, 2002, as amended, pursuant to which the Nortek Options shall be converted into options to purchase shares of common stock and special common stock of Nortek Holdings (each, a "Nortek Holdings Option") and (y) the Exchange Agreement to be entered into by Employee, Nortek, Nortek Holdings and K Holdings pursuant to which each Nortek Holdings Option shall be converted into an Exchange Option to acquire shares of Class A Common Stock, par value $1.00 per share of Nortek Holdings ("Common Stock"), subject to the terms and conditions of the Option Plan and the applicable stock option agreement.

(e) Life Time Medical Coverage.

          (i) From and after the date upon which the Employment Period expires or terminates for any reason (the "Triggering Date"), Employer shall provide Employee and his Spouse for so long as they shall live with lifetime Medical Coverage at no cost to Employee. For purposes of this Agreement, (x) "Spouse" shall mean any individual married to Employee only during the time such individual is married to Employee, provided that an individual who is married to Employee at the time of Employee's death shall be a Spouse for the remainder of such individual's lifetime and (y) "Medical Coverage" shall mean all medical and dental benefits that are provided Employee at the Effective Time, any medical or dental expense that would be deductible by Employee under section 213 of the Internal Revenue Code of 1986, as amended (the "Code"), including insurance premiums, long term care benefits (determined without regard to any limitation under section 213 of the Code), co-payments and deducible amounts (all determined without regard to the deductible threshold set forth in section 213(a) of the Code) if paid by the Employee directly, and such other reasonable medical and dental expenses that Employer may approve from time to time, but in no event shall Employer's reimbursement obligation for Employee, his Spouse or dependents under this Section 2(e) exceed $1,000,000 (exclusive of any gross up for taxes pursuant to Sections 2(e)(iii) or 10 hereof) in the aggregate during Employee's and his Spouse's lifetimes. Such Medical Coverage shall be extended to any dependent of Employee but only for so long as such person remains a "dependent" under the terms and conditions of Employer's health plan in existence at the Effective Time. Employer shall make all reasonable efforts to include Employee, his Spouse and dependents in any comprehensive medical and/or dental plan provided to active employees from time to time. Employee must make all reasonable effort to obtain and to maintain (at Employer's expense as provided herein) any form of comprehensive medical and/or dental insurance that Employer may require from time to time. If Employee is or becomes eligible for Medicare benefits, the coverage provided by this Section shall be supplemental to Medicare coverage, Parts A and B, and the Employee shall be required to submit claims to Medicare before making any claim for medical care under this Section.

          (ii) Upon the Triggering Date, or any time thereafter, upon the written request of Employee or his Spouse, Employer shall authorize a lump sum cash payment in lieu of lifetime Medical Coverage in an amount established by the Board that is reasonably sufficient to provide the lifetime Medical Coverage. For illustrative purposes, a sample calculation of such lump sum cash payment is set forth in Exhibit C hereto.

          (iii) Employer agrees to make a "gross up" payment to Employee to cover any and all state and federal income taxes that may be due as a result of the benefits provided under Section 2(e)(i) above and on any lump sum payment under Section 2(e)(ii) above (and the tax on any such "gross up" payment) as a consequence of providing such lifetime Medical Coverage to Employee, his Spouse and his dependents.

          (iv) Following the Triggering Date, Employee shall notify the Company of any change in (x) his marital status or (y) the status of his dependents as "dependents", as soon as practicable following such change.

          (f) Outstanding Loan. In connection with the Prior Agreement, Employer has previously made a ten-year loan to Employee in the original principal amount of $3,000,000 bearing interest at the applicable federal long-term rate (determined in accordance with section 1274 of the Code) payable annually in arrears, and repayable annually as of each anniversary of the making of such loan in equal installments of principal of $300,000 plus accrued interest. Following the Effective Time, payment of each installment of principal and interest will be deferred until determination of Employer's Operating Earnings for the prior fiscal year. If Employee remains in the employ of Employer on the date an installment is due and if Employer has met the goal of Operating Earnings of $35,000,000 or more for the prior year, such installment and accrued interest shall be forgiven; and all remaining installments and accrued interest shall be forgiven in the event of termination of the Employment Period pursuant to Sections 3(a), (b), (e) and (f) hereof. For purposes of this subsection (f), "Operating Earnings" shall mean (i) Earnings Before Taxes before provisions for interest income and expense, gain or loss on investments (and marketable securities), gain or loss on businesses sold and before write-up or write-down of assets plus (ii) any Add Back Expenses.

          (g) Benefits. Employee shall be eligible to participate in any deferred compensation, supplemental executive retirement, pension or other benefit plan in which executive personnel of Employer are eligible to participate and shall be eligible for discretionary bonuses. In addition, other than as provided in Section 17 hereof, Employee shall be entitled to receive all other benefits or participate in any employee benefit plans generally available to executive personnel of Employer, including without limitation, any hospital, medical, accident, disability, life insurance, and dental coverage, any stock option or savings plans, or any pension or other retirement benefit plans.

          (h) Reimbursement and Perquisites. Employer shall promptly reimburse Employee for all business expenses incurred by Employee during the Employment Period; shall promptly pay or reimburse Employee for club and professional association dues, assessments and fees for at least such clubs and associations as Employee was a member of and Employer was making such payments or reimbursements at the Effective Time; and shall provide to Employee for his exclusive business and personal use an automobile of his selection, pay all expenses of ownership, operation, repair and maintenance of such vehicle, provide suitable substitute vehicle in the event such automobile is not available for use by Employee for any reason and replace such automobile not less often than biannually with a new vehicle at the option of Employee. Employer shall provide Employee with use of (or reimburse Employee for use of) a private aircraft for business and personal travel in a manner consistent with Employer's practice prior to the Effective Time.

3. Termination

(a) If Employee dies, the Employment Period or the Noncompete Period (as defined in Section 4 hereof) shall end and his employment hereunder shall be deemed to cease as of the date of his death.

          (b) If Employee is incapacitated by accident, sickness, or otherwise so as to render him, for a period of 365 consecutive days, mentally or physically incapable of performing the services required of him under this Agreement (such incapacity, a "Disability") and, if requested by Employee, the basis for such incapacity is certified by a licensed physician, Employer, acting through its Board, may terminate the Employment Period.

(c) Employee shall have the right to terminate the Employment Period without Good Reason at any time by written notice to the Board.

          (d) Employer, acting through the Board, shall have the right to terminate the Employment Period for Cause (as hereinafter defined), without further obligation hereunder on the part of Employer or Employee except payment to Employee of amounts earned or accrued hereunder to the date of termination, pursuant to the procedures specified in this Section 3(d); provided that the Employment Period shall not be terminated for Cause if prior to the finding of the Board with respect thereto, the Employment Period shall have terminated for any other reason. For purposes of this Agreement, "Cause" shall mean: (i) the willful and continued failure of Employee to perform substantially Employee's material duties pursuant to Section 1(b) hereof (other than any such failure resulting from, or contributed to by, incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board which notice is adopted at an in-person meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board) and which notice specifically identifies the manner in which Employee has not substantially performed his material duties, or (ii) because of conviction of Employee of a crime involving theft, embezzlement or fraud against Employer or a civil judgment in which Employer is awarded damages from Employee in respect of a claim of loss of funds through fraud or misappropriation by Employee, which in either case has become final and is not subject to further appeal, continued employment of Employee would be demonstrably injurious to Employer. Performance by Employee of his duties under Section 1(b) hereof shall be presumed to be substantially performed, and any act, or failure or act, based upon authority given pursuant to a resolution duly adopted by the Board or any committee of the Board or based upon the advice of counsel for Employer (including members of its legal staff) or which has been acquiesced in by the Board shall be conclusively presumed to be done, or omitted to be done, by Employee consistent with his obligations under Section 1(b) hereof. Termination of the Employment Period for Cause shall not occur unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of all of the members of the Board excluding Employee at an in-person meeting of the Board called and held for such purpose (after notice of not less than 20 business days is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, termination for Cause is justified based solely on information presented at such meeting.

          (e) Employer, acting through the Board, shall have the right to terminate the Employment Period without Cause, by written notice to Employee, not less than 20 business days in advance of such termination.

(f) Good Reason. Employee shall have the right to terminate the Employment Period at any time with Good Reason (as defined in Section 5) by written notice to the Board.

          (g) Any amounts due Employee hereunder in the event of termination of the Employment Period shall be considered severance pay in consideration of his past services and in consideration of his continued services from the date hereof, are considered reasonable by Employer and not in the nature of a penalty, shall not be reduced by compensation or income received by Employee from any other employment or other source and shall not be offset by any claims Employer may have against Employee; timely payment of such amounts is further agreed by the parties hereto to be in full satisfaction and compromise of any claims arising out of the performance or nonperformance of this Agreement that either party might have against the other, other than any claims Employee may have under the provisions of Section 10 hereof.

4. Noncompetition and Confidentiality

(a) Employee agrees that he shall not compete with Employer as hereinafter provided for a period (the "Noncompete Period") equal to:

(i) if the Employment Period is terminated pursuant to Section 3(c) or (d) hereof, one year beginning as of the first day following such termination, or

          (ii) if the Employment Period is terminated pursuant to Section 3(b), (e) or (f) hereof, the longer of (x) one year beginning as of the first day following such termination of the Employment Period and (y) a period commencing on such date and ending on the fifth anniversary of the Effective Time.

          (b) Employee's agreement not to compete with Employer during the Noncompete Period shall be limited to prohibiting Employee from owning a greater than 5% equity interest in, serving as a director, officer, employee or partner of, or being a consultant to or co-venturer with any business enterprise or activity that competes in Nortek America with any line of business conducted by Employer or any of its subsidiaries at the termination of the Employment Period and accounting for more than 5% of Employer's gross revenues for its fiscal year ending immediately prior to the year in which the Employment Period ends. During the Noncompete Period, Employee agrees that he will not hire or attempt to hire any person employed by Employer or any of its subsidiaries during the 24 month period prior to the termination of the Employment Period, assist such a hiring by any other person or entity, encourage any such employee to terminate his relationship with Employer (or any such subsidiary) or solicit or encourage any customer or vendor of Employer to terminate its relationship with Employer.

          (c) Employee shall hold in a fiduciary capacity for the benefit of Employer all secret or confidential information, knowledge or data relating to Employer or any of its subsidiaries, and their respective businesses, which shall have been obtained by Employee during Employee's employment by Employer and which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement). After termination of Employee's employment with Employer, Employee shall not, without the prior written consent of Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Employer and those designated by it.

5. Severance Pay-Termination by Employer

          (a) If (x) the Employment Period shall terminate by reason of Employer's exercise of its right under Section 3(e) to terminate without Cause or in the event Employee elects to terminate the Employment Period for Good Reason or (y) Employee's employment is terminated due to the Employer's delivery of notice not to extend the Employment Period pursuant to Section 1(a) hereof, Employer shall thereafter be obligated to provide and Employee, or in the event of his death, his estate, shall be entitled to receive, for a period of one year beginning as of the first day following such termination (or, if longer, for a period commencing on such date and ending on the fifth anniversary of the Effective Time):

(i) an amount for each year, payable in the manner set forth in Section 2 hereof, equal to $1,750,000;

          (ii) continued coverage, at the expense of the Employer, under the same or equivalent disability, accident and life insurance policies as Employee was covered by immediately prior to termination of the Employment Period; and

          (iii) an executive office for Employee located outside of Employer's headquarters but within Providence, Rhode Island and secretarial and other administrative services, all reasonably suitable to Employee's then current needs and consistent with his former offices and duties during the Employment Period.

(b) For purposes of this Agreement, "Good Reason" shall mean:

(i) any reduction of, or failure to pay, Employee's Basic Salary or other compensation as described in Sections 2(a) and (b) hereof;

          (ii) any failure to provide the benefits or payments required by Sections 2(c), (d), (e) and (f), 8, 9, 10 and 12 hereof, Sections 6.5(a) and 8.2 of the Stockholders Agreement, the registration rights provided in the Registration Rights Agreement to be entered into by Employee, North Holdings and other parties named therein (the "Registration Rights Agreement") and the preemptive rights provided in the Preemptive Rights Agreement to be entered into by Employee, North Holdings and other parties named therein (the "Preemptive Rights Agreement");

          (iii) assignment to Employee of any duties materially inconsistent with his position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 1(b) above or any other action by Employer which results in a material diminution of such position, authority, duties or responsibilities;

(iv) relocation of Employer's principal executive offices, or any event that causes Employee to have his principal place of work changed, to any location outside Providence, Rhode Island;

          (v) any requirement by Employer that Employee travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Effective Time; and

          (vi) without limiting the generality or effect of the foregoing, any other material breach by Employer or any successor thereto or transferee of substantially all the assets thereof, of this Agreement, the Stockholders Agreement, the Registration Rights Agreement and Preemptive Rights Agreements.

6. Death Benefit

          If the Employment Period shall terminate by reason of Employee's death, his estate or designated beneficiary shall thereafter be entitled to receive from Employer a death benefit for a period of one year beginning as of the first day following his death (or, if longer, for a period commencing on such date and ending on the fifth anniversary of the Effective Time) in an annual amount equal to $1,750,000, such death benefit shall be payable in the manner set forth in Section 2 hereof.

7. Disability Benefit

          If the Employment Period shall terminate by reason of Employee's Disability, Employee, or in the event of his death, his estate, shall thereafter be entitled to receive from Employer: (i) for a period of one year commencing from the date of such termination (or, if longer, for a period commencing on such date and ending on the fifth anniversary of the Effective Time), a disability benefit in an annual amount equal to $1,750,000, payable in the manner set forth in Section 2 hereof; and (ii) for what would have been the remainder of the Employment Period without such termination (without consideration to any future extension) and unless Employee should earlier die, Employer will not terminate the Insurance Agreements (as defined in Section 9 hereof).

8. Deferred Compensation

          Employee may defer receipt of all or any part of the Incentive Compensation pursuant to Section 2(b) otherwise due him under this Agreement in respect of any year of the Employment Period, provided that prior to the end of such year for which such Incentive Compensation would otherwise be payable, Employee notifies Employer of his irrevocable election to so defer such receipt, stating in such notice the period during which such receipt is to be deferred and the period over which such Incentive Compensation is to be paid once such deferral has terminated. Any such deferred Incentive Compensation shall be a general unsecured obligation of Employer to Employee and shall bear interest at the interest rate per annum announced and made effective from time to time by Fleet National Bank (or its successor) as its prime rate (the "Rate") which shall accrue and be paid in equal monthly increments over the period the Incentive Compensation to which it relates is to be paid with the unpaid amount of such Incentive Compensation and unpaid interest to bear interest at the Rate which shall be paid in arrears as each such installment of deferred Incentive Compensation is payable.

9. Split Dollar Life Insurance.

          Upon the transfer of the Life Insurance Policy from Employer to Employee, (a) Employer shall have no further obligation to Employee with respect to the Life Insurance Policy and (b) the Split Dollar Agreement between Employer, Douglass N. Ellis and Employee, dated December 28, 2001(the "Life Insurance Agreement"), shall terminate. During the Employment Period and any period during which Employee is entitled to receive benefits pursuant to Sections 5 or 7 hereof, Employer shall continue to pay premiums (other than out of the cash surrender value) with respect to any split dollar life insurance agreement, other than the Life Insurance Agreement, to which the Employer and Employee or a trust established by him are a party immediately prior to the Effective Time (the "Insurance Agreements"). If the Employment Period is terminated in a manner which does not result in the payment of benefits pursuant to Sections 5, 6, or 7 hereof, Employer agrees not to terminate any of the Insurance Agreements until the Employment Period (without consideration to any future extension) or the Noncompete Period, as the case may be, would have otherwise terminated, provided that Employer's obligation to pay premiums pursuant to the Insurance Agreements shall be limited to applying the cash value of the policies (including accumulated dividends and the value of any paid-up additions) to premium payments. If in such event such cash value is insufficient to pay all required premiums, Employer shall consult with Employee and apply cash value to payment of premiums as directed by Employee. As to policies where such premiums are not to be paid by the application of cash value, at the election of Employee Employer will either permit Employee to pay premiums to the extent not paid from the application of cash value or transfer such policies to Employee, conditioned upon Employee's executing any additional instruments reasonably necessary to preserve Employer's rights under the Insurance Agreements.

10. Gross-up Payment

          (a) In the event that it is determined that any payment or benefit provided by Employer to or for the benefit of Employee, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Code or any successor provision ("section 4999"), Employer will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to Employee. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Employee whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

          (b) Determinations under this Section 10 will be made by the Employer's tax accountant as of the Effective Time unless Employee has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Employee after consultation with Employer (the firm making the determinations to be referred to as the "Firm"). The determinations of the Firm will be binding upon Employer and Employee except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by Employer.

          (c) If the Internal Revenue Service asserts a claim that, if successful, would require Employer to make a gross-up payment or an additional gross-up payment, Employer and Employee will cooperate fully in resolving the controversy with the Internal Revenue Service. Employer will make or advance such gross-up payments as are necessary to prevent Employee from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Employee to Employer. Employer will bear all expenses of the controversy and will gross Employee up for any additional taxes that may be imposed upon Employee as a result of its payment of such expenses.

          (d) Employer shall provide Employee with a letter of credit no later than the Effective Time covering Employee's potential exposure to the excise tax imposed by section 4999 (or any payment resulting from such exposure) on terms reasonably acceptable to Employer and Employee.

11. Expenses

          Employer agrees to reimburse Employee for all reasonable expenses incurred by Employee in connection with the negotiation of this Agreement, the Recapitalization Agreement and any other agreements and transactions contemplated thereby.

12. Indemnification

          Anything in this Agreement to the contrary notwithstanding, Employer agrees to pay all costs and expenses incurred by Employee in connection with the enforcement of this Agreement and will indemnify and hold harmless Employee from and against any damages, liabilities and expenses (including without limitation fees and expenses of counsel) incurred by Employee in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of this Agreement or termination of the Employment Period.

13. Notices

          All notices or other communications given hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified mail or hand delivered, if to Employer, at 50 Kennedy Plaza, Providence, Rhode Island 02903-2360, or at such other address as Employer shall have furnished to Employee in writing, or if to Employee, at 166 President Avenue, Providence, Rhode Island 02906, or at such other address as Employee shall have furnished to Employer in writing.

14. Governing Law

This Agreement shall be governed by the laws of the State of Rhode Island and Providence Plantations.

15. Severability

The provisions of this Agreement are severable, and in the event that any one or more paragraphs are deemed illegal or unenforceable, the remaining paragraphs shall remain in full force and effect.

16. Effectiveness/Prior Agreements

          This Agreement shall be binding on all parties as of the date hereof. If the Effective Time does not occur, this Agreement shall be of no force and effect. As of the Effective Time, the Prior Agreement shall terminate and no payments shall thereafter be made thereunder. Under no circumstances shall the consummation of the Transactions, shareholder approval thereof or any other event relating thereto be deemed a "Change of Control" for any purposes under the Prior Agreement. This Agreement will constitute the entire agreement between Employer and Employee and will supersede all prior negotiations and written or oral agreements with respect to the full time employment of Employee by Employer, including the Prior Agreement and all other prior employment agreements between Employee and Employer, excluding the Amended and Restated Agreement between Employee and Employer dated June 1, 2001 except as explicitly provided herein. No changes, alterations or modifications may be made to this Agreement, except by a writing signed by each of the parties hereto, provided that no changes, alterations or modifications may be made to this Agreement prior to the Effective Time without the consent of K Holdings and, for such purposes, K Holdings shall be a third party beneficiary to this Section 16.

17. Waivers

          Employee waives any right to accelerated payment of benefits pursuant to (a) Section 6 of the Amended and Restated Agreement between Employee and Employer dated June 1, 2001 and (b) Section 7.2(a)(1)(iii) of the Nortek, Inc. 2001 Equity and Cash Incentive Plan, to the extent such payments accelerate or otherwise become payable as a result of the consummation of the Transactions, shareholder approval thereof or any event relating thereto. From the Effective Time, Employee will not be eligible to participate in or receive benefits pursuant to the Nortek, Inc. 1999 Equity Performance Plan and the SERP, other than payments specifically set forth in this Agreement.

18. Assignment

          This agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employer's legal representative.

19. Counterparts

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of January 9, 2003.

ATTEST:	NORTEK, INC.

/s/ Andrew W. Prete	/s/ Kevin W. Donnelly

ATTEST:	NORTEK HOLDINGS, INC.

/s/ Andrew W. Prete	/s/ Kevin W. Donnelly

WITNESS:

/s/ Phillip L. Cohen	/s/ Richard L. Bready

Richard L. Bready, Employee

EXHIBIT A

Company	Name	Title
Nortek, Inc.	Edward J. Cooney	Vice President and Treasurer
Nortek, Inc.	Kevin W. Donnelly	Vice President, General Counsel & Secretary
Nortek, Inc.	Bruce E. Fleming	Vice President - Corporate Development
Nortek, Inc.	Almon C. Hall	Vice President, Controller and Chief Financial Officer
Nortek, Inc.	Robert E.G. Ractliffe	Executive Vice President and Chief Operating Officer
Aubrey Manufacturing, Inc.	Dennis D. Studley	Manager-Operations
Best S.p.A	Franco Stabellini	Executive Managing Director
Best S.p.A	Sergio Giulioni	Finance Director
Broan-NuTone LLC	Jerome G. Santowski	President, Chief Executive Officer
Broan-NuTone LLC	David W. Wolbrink	Vice President - Research and Development
Broan-NuTone LLC	John M. Pendergast	Senior Vice and Chief Financial Officer
Broan-NuTone LLC	Martin N. Redlin	Senior Vice President - Sales
CES Group, Inc.	David J. Huntley	President
CWD Windows and Doors, Inc.	Bryan K. Sveinson	President
Eaton-Williams Group Limited	Gerry C. Stapley	Co-Managing Director
Eaton-Williams Group Limited	Gary T. Martin	Co-Managing Director
Elektromec S.p.A	Mario Giorgi	General Manager
Governair Corporation	James Durr	General Manager
Great Lakes Window, Inc.	Walter J. Krajewski	President
Jensen Industries, Inc.	Jon M. Forbes	President
Kroy Building Products, Inc.	John T. Forbis	President, Chief Executive Officer
La Cornue S.A	Xavier Dupuy	President
Linear Corporation	Grant D. Rummell	President
Linear Corporation	Dan C. Stottlemyre	Vice President - Engineering
Linear HK Manufacturing Limited	Nicholas Hung	General Manager
Mammoth, Inc.	William R. Haugh	General Manager
Multiplex Technology, Inc.	Philip R. Strauss	President
Nordyne Inc.	David J. LaGrand	President, Chief Executive Officer
Nordyne Inc.	Joseph M. McHugh	Vice President - Finance,CFO
Nordyne Inc.	Bradley J. Campbell	Vice President - Engineering
Nordyne Inc.	Michael T. Nix	Vice President - Operations
Nordyne Inc.	William C. Kormeier	Vice President - Marketing & Sales, Manufactured Housing
NuTone, Inc.	Karl P. Adrian	Vice President, General Manager
Ply Gem Industries, Inc.	Lee D. Meyer	President, Chief Executive Officer
Ply Gem Industries, Inc.	Robert N. Guiette	Vice President - Strategic Operations
Ply Gem Industries, Inc.	James J. Zingg	Vice President and Chief Information Officer
Rangaire LP	Fabio V. Fronda	Vice President - Operations
Temtrol, Inc.	George A. Halko	President
Thermal-Gard, Inc.	Randall D. Booker	Vice President - Operations
Variform, Inc.	John C. Wayne	President
Variform, Inc.	Shawn K. Poe	Vice President, Finance & CFO
Variform, Inc.	Richard R. Veach	Vice President, Operations
Venmar Ventilation, Inc.	Pascal Ialenti	President
Venmar Ventilation, Inc.	Daniel Forest	Vice President, Research and Development
Venmar CES/Aston	Maury Wawryk	General Manager
Ventrol Air Handling Systems, Inc.	Sham S. Ahmed	President, General Manger
Ventrol Air Handling Systems, Inc.	John Gocek	Vice President and Controller
Webco, Inc.	Ronald D. Gannon	General Manager
Xantech Corporation	Ray G. Bond	President

EXHIBIT B

EBITDA TARGETS

Year	EBITDA Target[1]

2003	$240,000,000
Each other calendar year in the Employment Period	To Be Determined

[1] As defined in Section 2(b) of this Agreement.